Exhibit 99.1

Trex Company Reports Robust Demand and Record Results for Fourth Quarter and Full Year 2021

Record Full Year 2021 Net Sales of $1.2 Billion

Major Capacity Expansion Programs Position Trex Residential for Continued Growth

Solid Double-digit Revenue Growth with More Normalized Seasonality Expected in 2022

First Quarter 2022 Revenues Expected to be $320 million - $330 Million, up 32% Year-on-Year at the Midpoint

WINCHESTER, Va.--(BUSINESS WIRE)--February 28, 2022--Trex Company, Inc. (NYSE:TREX), the world’s #1 brand of high-performance, low-maintenance and eco-friendly composite decking, railing and outdoor living products and a leading national provider of custom-engineered commercial railing systems, today reported fourth quarter results and full year 2021 performance.

Highlights

Fourth Quarter

  Consolidated net sales increased 33% to $304 million
  Net income of $25 million; diluted earnings per share of $0.22
  Adjusted net income of $64 million, up 47%; Adjusted EPS of $0.55, up 49%
  Adjusted EBITDA up 44% to $92 million; Adjusted EBITDA margin of 30.2%

Full Year 2021

  Consolidated net sales increased 36% to $1.2 billion
  Net income of $209 million; diluted earnings per share of $1.80
  Adjusted Net income grew 35% to $243 million; Adjusted EPS increased 36% to $2.10
  Adjusted EBITDA up 38% to $357 million; Adjusted EBITDA margin of 29.8%

CEO Comments

“We closed 2021 on a very strong note with all-time record sales of $1.2 billion for the full year driven by continued robust demand in the outdoor living category coupled with our expanded manufacturing capacity to service our Trex Residential distributors and dealers,” said Bryan Fairbanks, President and CEO. “With strong growth across our product lines and channel partners, Trex continues to benefit from strong-trending consumer interest in our environmentally friendly, low maintenance product portfolio that transforms and enhances the outdoor living experience. Consumer interest in and preference for sustainable outdoor living products is accelerating industrywide annual market share gains to approximately 200 basis points. As the market leader, Trex continues to capitalize on strong remodeling activity and wood conversion to capture incremental market share from the strength of our products and brand.

“We remain focused on ensuring the capacity to service our channel partners is aligned with both current demand and expected future growth. Nearly complete capacity expansion initiatives at our Virginia and Nevada facilities position us to effectively meet customer demand in 2022, having increased total capacity approximately 85% above 2019 volume levels. Additionally, we recently announced plans to develop a third U.S. based Trex Residential manufacturing facility on approximately 300 acres in Little Rock, Arkansas. When this plant opens in 2024, Trex will have the strategic advantage of unmatched geographical coverage with sites servicing the East Coast, West Coast and Central regions that will provide both our domestic and international customers with better access to Trex Residential products when and where they need them.

“While we continue to manage through operating headwinds including higher raw material costs and higher transportation costs, we are pleased with the strong fourth quarter results, as record revenue and operating leverage drove adjusted net income and adjusted EBITDA growth of 47% and 44%, respectively.”

Fourth Quarter 2021 Results

Fourth quarter 2021 consolidated net sales were $304 million, representing a 33% increase year-over-year. Trex Residential net sales increased 35% to $288 million, with Trex Commercial contributing $16 million to net sales. The increase in net sales was mostly due to broad-based volume growth and a favorable impact from pricing actions in Trex Residential, offsetting inflation and higher transportation costs.

Consolidated gross margin was 38.9%, reflecting inflationary pressures on raw materials, labor and logistics costs, compared to 40.5% in the year-ago quarter. Fourth quarter 2021 gross margin for Trex Residential and Trex Commercial were 39.7% and 24.0%, respectively, compared to 41.3% and 28.0%, respectively, in fourth quarter 2020.

In the fourth quarter 2021, the Company recorded a $54 million goodwill impairment charge at Trex Commercial that was primarily due to a reduction in project commitments, which adversely impacted project backlog, forecasted net sales and EBITDA. The reduction in project commitments was influenced by a delay in new projects due to lingering uncertainty created in our commercial markets by the COVID-19 virus. The delay in new projects, coupled with the Company’s continued successful fulfillment of pre-pandemic projects, resulted in lower project backlog and reduced forecasted net sales and EBITDA. The Company expects revenues from Trex Commercial to be constrained in 2022, but increased bookings point to an expected resumption of revenue growth in 2023. Additionally, the Company recognized a gain from insurance proceeds of $3.2 million during fourth quarter 2021 primarily related to the fire at the Trex Residential Virginia plant that occurred in March.

Excluding the goodwill impairment charge and the gain on insurance proceeds, selling, general, and administrative expenses were $37 million compared to $34 million in fourth quarter 2020.

Net income for the 2021 fourth quarter was $25 million, or $0.22 per diluted share. Excluding the goodwill impairment charge and the gain on insurance proceeds, net income was $64 million, or $0.55 per diluted share, representing increases of 47% and 49%, respectively, from net income of $43 million, or $0.37 per diluted share, in the 2020 fourth quarter. EBITDA was $41 million and EBITDA margin was 13.4%. Excluding the goodwill impairment charge and the gain on insurance proceeds, adjusted EBITDA was $92 million, a 44% increase compared to EBITDA of $64 million reported in the year ago quarter. Fourth quarter 2021 adjusted EBITDA margin was 30.2% compared to 27.9% in fourth quarter 2020.

Full Year 2021 Performance

Full year 2021 consolidated net sales were $1.2 billion, representing a 36% increase year-over-year. Trex Residential net sales increased 38% to $1.14 billion, and Trex Commercial contributed $58 million to net sales.

Consolidated gross margin was 38.5%, compared to 40.8% in 2020. Full year 2021 gross margins for Trex Residential and Trex Commercial were 39.3% and 22.0%, respectively, compared to 41.6% and 29.2%, respectively, in 2020. Gross margin was unfavorably impacted by inflation on key raw materials, higher transportation costs and higher depreciation related to capacity expansion, partially offset by price increases and increased production efficiencies.

Excluding the goodwill impairment charge and the gain on insurance proceeds of $8.7 million for the year, full year 2021 selling, general, and administrative expenses were $140 million compared to $126 million in 2020.

Full year 2021 net income was $209 million, or $1.80 per diluted share. Excluding the goodwill impairment charge, and gain on insurance proceeds, and the $6.5 million surface flaking warranty charge in 2020, adjusted net income was $243 million, or $2.10 per diluted share, an increase of 35% and 36%, respectively, from adjusted net income of $180 million, or $1.55 per diluted share, in 2020. EBITDA was $311 million and EBITDA margin was 26.0%. Excluding the impairment charge and gain on insurance proceeds in 2021, and the warranty charge in 2020, EBITDA increased 38% to $357 million for 2021 compared to $258 million for 2020. Full year 2021 adjusted EBITDA margin was 29.8%.

The Company repurchased 809,099 shares of its outstanding common stock in 2021 at an average price of $91 per share totaling $74 million.

Summary and Outlook

“2021 was a year of significant accomplishments for the entire Trex team, as we exceeded the billion-dollar mark in sales and successfully completed a major capacity expansion program. Importantly, we have entered 2022 well positioned to continue to meet the robust demand for outdoor living products. Consumers have continued to invest in their homes as lower new home inventories drive increased repair and remodel activity. Additionally, our own research and website traffic data support our outlook for continued secular growth and market share conversion from wood, which we expect to increase by at least another 200 basis points in 2022. Our plans to develop a third manufacturing facility in Arkansas will allow us to address further wood conversion demand.

“First quarter 2022 consolidated net sales are expected to range from $320 million to $330 million, representing 32% year-over-year growth at the midpoint. For the full year 2022, we expect double-digit revenue growth rates with a return to a more normalized seasonal cadence similar to pre-pandemic patterns. We anticipate full-year 2022 incremental EBITDA margin of 30% to 35%, which includes additional investments in marketing and branding now that we have ramped up our new capacity and market inventories have improved. Our capital expenditure guidance for 2022 is $200 million to $220 million.

“We remain focused on growing the business in a sustainable and socially-responsible manner while continuing to take market share from wood. As our sales grow, so does Trex Company’s positive impact on the environment by using recycled materials to manufacture the most aesthetically pleasing and long-lasting decking and railing products in the market, while focusing on employee safety, wellness, and training,” Mr. Fairbanks commented. In keeping with that commitment, the Company recently formalized ESG oversight at the executive level, naming Leslie Adkins Vice President of Marketing and ESG Development.

Fourth Quarter and Full Year 2021 Conference Call and Webcast Information

Trex will hold a conference call to discuss its fourth quarter 2021 results, full year performance and other corporate matters on Monday, February 28, 2022 at 5:00 p.m. ET. To participate on the day of the call, dial 1-844-792-3734, or internationally 1-412-317-5126, approximately ten minutes before the call and tell the operator you wish to join the Trex Company Conference Call.

A live webcast of the conference call will be available in the Investor Relations section of the Trex Company website at 4Q21 Earnings Webcast. For those who cannot listen to the live broadcast, an audio replay of the conference call will be available on the Trex website for 30 days.

Use of Non-GAAP Measures

The Company reports its financial results in accordance with accounting principles generally accepted in the United States (GAAP). To supplement our consolidated financial statements reported on a GAAP basis, we provide the following non-GAAP financial measures of adjusted net income, adjusted earnings per share (EPS), earnings before interest, income taxes, depreciation and amortization (EBITDA), adjusted EBITDA, EBITDA margin, and adjusted EBITDA margin. Management believes these non-GAAP financial measures provide investors with additional meaningful financial information that should be considered when assessing our underlying business performance and trends. Further, management believes these non-GAAP financial measures also enhance investors’ ability to compare period-to-period financial results. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the company’s reported results prepared in accordance with GAAP and are not meant to be considered superior to or a substitute for our GAAP results. Our non-GAAP financial measures do not represent a comprehensive basis of accounting. Therefore, our non-GAAP financial measures may not be comparable to similarly titled measures reported by other companies. Reconciliations of each of these non-GAAP financial measures to GAAP information are included below. Management uses these non-GAAP financial measures in making financial, operating, compensation and planning decisions and in evaluating the company’s performance. Disclosing these non-GAAP financial measures allows investors and management to view our operating results excluding the impact of items that are not reflective of the underlying operating performance.

In the fourth quarter 2021, the Company recorded a $54 million goodwill impairment charge at Trex Commercial. In the third quarter of 2020, the Company recognized a $6.5 million provision to its legacy surface flaking warranty reserve at Trex Residential. In addition, the Company recognized a gain from insurance proceeds of $3.2 million and $8.7 million during fourth quarter 2021 and full year 2021, respectively, primarily related to the fire at the Trex Residential Virginia plant that occurred in March.

Reconciliation of net income (GAAP) to adjusted net income (non-GAAP) is as follows:

	Three Months Ended		Year Ended
	December 31,		December 31,
	2021	2020	2021	2020
	(in thousands, except per share amounts)
Net Income	$25,031	$43,301	$208,737	$175,631
Goodwill impairment charge at Trex Commercial	54,245	-	54,245	-
Gain on insurance proceeds at Trex Residential	(3,245)	-	(8,741)	-
Surface flaking warranty provision at Trex Residential	-	-	-	6,480
Income tax effect (1)	(12,342)	-	(11,012)	(1,633)
Adjusted Net Income	$63,689	$43,301	$243,229	$180,478

Diluted earnings per share	$0.22	$0.37	$1.80	$1.51
Adjusted earnings per share	$0.55	$0.37	$2.10	$1.55

(1) Effective tax rate for the three months ended December 31, 2021 of 24.2%, and for the years ended December 31, 2021 and December 31, 2020 of 24.2% and 25.2%, respectively.

Reconciliation of net income (GAAP) to EBITDA (non-GAAP) and Adjusted EBITDA is as follows:

	Three Months Ended		Year Ended
	December 31,		December 31,
	2021	2020	2021	2020
	($ in thousands)
Net Income	$25,031	$43,301	$208,737	$175,631
Interest income, net	(15)	(198)	(15)	(999)
Income tax expense	5,419	15,064	66,654	59,003
Depreciation and amortization	10,343	5,490	35,946	17,940
EBITDA	$40,778	$63,657	$311,322	$251,575
Goodwill impairment charge at Trex Commercial	54,245	-	54,245	-
Gain on insurance proceeds at Trex Residential	(3,245)	-	(8,741)	-
Surface flaking warranty provision at Trex Residential	-	-	-	6,480
Adjusted EBITDA	$91,778	$63,657	$356,826	$258,055

Net income as a percentage of net sales	8.2%	19.0%	17.4%	19.9%
EBITDA as a percentage of net sales (EBITDA margin)	13.4%	27.9%	26.0%	28.6%
Adjusted EBITDA as a percentage of net sales (Adjusted EBITDA margin)	30.2%	27.9%	29.8%	29.3%

About Trex Company

Trex Company is the world’s largest manufacturer of high-performance, low-maintenance wood-alternative decking and railing, with nearly 30 years of product experience. The #1 brand in outdoor living is proud to be named to Fortune magazine’s 2020 list of the world’s 100 Fastest-Growing Companies and to Forbes’ 2021 List of America’s Best Mid-Size Companies. Stocked in more than 6,700 retail locations worldwide, Trex outdoor living products offer a wide range of style options with fewer ongoing maintenance requirements than wood, as well as a truly environmentally responsible choice. Also, Trex is a leading national provider of custom-engineered railing systems for the commercial and multi-family market, including performing arts venues and sports stadiums. For more information, visit trex.com. You also can follow Trex on LinkedIn (https://www.linkedin.com/company/trex-company/), Twitter (@Trex_Company), Instagram (@trexcompany), Pinterest (trexcompany) or Houzz (trexcompany-inc), “like” Trex on Facebook (@TrexCompany) or view product and demonstration videos on the brand’s YouTube channel (TheTrexCo).

Forward-Looking Statements

The statements in this press release regarding the Company’s expected future performance and condition constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are subject to risks and uncertainties that could cause the Company’s actual operating results to differ materially. Such risks and uncertainties include, but are not limited to: the extent of market acceptance of the Company’s current and newly developed products; the costs associated with the development and launch of new products and the market acceptance of such new products; the sensitivity of the Company’s business to general economic conditions; the impact of seasonal and weather-related demand fluctuations on inventory levels in the distribution channel and sales of the Company’s products; the availability and cost of third-party transportation services for the Company’s products; the Company’s ability to obtain raw materials at acceptable prices; the Company’s ability to maintain product quality and product performance at an acceptable cost; the level of expenses associated with product replacement and consumer relations expenses related to product quality; the highly competitive markets in which the Company operates; cyber-attacks, security breaches or other security vulnerabilities; the impact of upcoming data privacy laws and the General Data Protection Regulation and the related actual or potential costs and consequences; material adverse impacts from global public health pandemics, including the strain of coronavirus known as COVID-19; and material adverse impacts related to labor shortages or increases in labor costs. Documents filed with the U.S. Securities and Exchange Commission by the Company, including in particular its latest annual report on Form 10-K and quarterly reports on Form 10-Q, discuss some of the important factors that could cause the Company’s actual results to differ materially from those expressed or implied in these forward-looking statements. The Company expressly disclaims any obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

TREX COMPANY, INC.
Condensed Consolidated Statements of Comprehensive Income
(In thousands, except share and per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
	(Unaudited)

Net sales	$303,960	$228,286	$1,196,952	$880,831
Cost of sales	185,780	135,895	736,448	521,374
Gross profit	118,180	92,391	460,504	359,457
Selling, general and administrative expenses	36,745	34,224	139,624	125,822
Goodwill impairment losses	54,245	-	54,245	-
Gain on insurance proceeds	3,245	-	8,741	-
Income from operations	30,435	58,167	275,376	233,635
Interest income, net	(15)	(198)	(15)	(999)
Income before income taxes	30,450	58,365	275,391	234,634
Provision for income taxes	5,419	15,064	66,654	59,003
Net income	$25,031	$43,301	$208,737	$175,631
Basic earnings per common share	$0.22	$0.37	$1.81	$1.52
Diluted earnings per common share	$0.22	$0.37	$1.80	$1.51
Basic weighted average common shares outstanding	115,360,256	115,791,757	115,461,016	115,888,859
Diluted weighted average common shares outstanding	115,631,911	116,169,754	115,762,843	116,252,866
Comprehensive income	$25,031	$43,301	$208,737	$175,631

TREX COMPANY, INC.
Condensed Consolidated Balance Sheets
(In thousands, except share data)
	December 31,	December 31,
	2021	2020
ASSETS	(unaudited)
Current assets:

Cash and cash equivalents	$141,053	$121,701
Accounts receivable, net	151,096	106,748
Inventories	83,753	68,238
Prepaid expenses and other assets	25,152	25,310
Total current assets	401,054	321,997
Property, plant and equipment, net	460,365	336,537
Goodwill and other intangible assets, net	19,001	73,665
Operating lease assets	34,571	34,382
Other assets	5,330	3,911
Total assets	$920,321	$770,492

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$24,861	$38,622
Accrued expenses and other liabilities	58,041	62,331
Accrued warranty	5,800	5,400
Total current liabilities	88,702	106,353
Operating lease liabilities	28,263	28,579
Non-current accrued warranty	22,795	24,073
Deferred income taxes	43,967	22,956
Other long-term liabilities	11,560	-
Total liabilities	195,287	181,961

Preferred stock, $0.01 par value, 3,000,000 shares authorized; none issued and outstanding	—	—
Common stock, $0.01 par value, 180,000,000 shares authorized; 140,734,753 and 140,577,005 shares issued and 115,148,152 and 115,799,503 shares outstanding at December 31, 2021 and December 31, 2020, respectively	1,407	1,406
Additional paid-in capital	127,787	126,087
Retained earnings	946,048	737,311
Treasury stock, at cost, 25,586,601 and 24,777,502 shares at December 31, 2021 and December 31, 2020, respectively	(350,208)	(276,273)
Total stockholders’ equity	725,034	588,531
Total liabilities and stockholders’ equity	$920,321	$770,492

TREX COMPANY, INC.
Condensed Consolidated Statements of Cash Flows
(In thousands)

	Year Ended December 31,
	2021	2020
	(unaudited)
Operating Activities
Net income	$208,737	$175,631
Adjustments to reconcile net income to net cash
provided by operating activities:
Goodwill impairment losses	54,245	-
Depreciation and amortization	35,946	17,939
Deferred income taxes	21,012	13,125
Stock-based compensation	8,438	7,131
Gain on disposal of property, plant and equipment	(45)	(56)
Other non-cash adjustments	40	51
Changes in operating assets and liabilities:
Accounts receivable	(44,349)	(28,286)
Inventories	(15,515)	(12,132)
Prepaid expenses and other assets	(8,715)	(358)
Accounts payable	(3,473)	11,353
Accrued expenses and other liabilities	(5,285)	7,655
Income taxes receivable/payable	7,028	(4,759)

Net cash provided by operating activities	258,064	187,294

Investing Activities
Expenditures for property, plant and equipment	(159,394)	(172,823)
Proceeds from sales of property, plant and equipment	1,355	2,165

Net cash used in investing activities	(158,039)	(170,658)

Financing Activities
Borrowings under line of credit	494,500	276,000
Principal payments under line of credit	(494,500)	(276,000)
Repurchases of common stock	(82,473)	(44,854)
Proceeds from employee stock purchase and option plans	1,800	1,446
Financing costs	-	(360)

Net cash used in financing activities	(80,673)	(43,768)

Net increase (decrease) in cash and cash equivalents	19,352	(27,132)
Cash and cash equivalents at beginning of period	121,701	148,833

Cash and cash equivalents at end of period	$141,053	$121,701

Contacts

Dennis C. Schemm, Senior Vice President and Chief Financial Officer
540-542-6300
Lynn Morgen/Viktoriia Nakhla, ADVISIRY Partners
212-750-5800